Exhibit 99.1

K2M Group Holdings, Inc. Reports Second Quarter 2017 Financial Results;
Reaffirms Fiscal Year 2017 Outlook

Leesburg, VA, August 1, 2017 - K2M Group Holdings, Inc. (Nasdaq: KTWO) (the "Company" or "K2M"), a global leader of complex spine and minimally invasive solutions focused on achieving three-dimensional Total Body Balance™, today reported financial results for its second fiscal quarter ended June 30, 2017.

Second Quarter 2017 Financial Summary:

•	Total Q2 revenue of $65.7 million, up 10.9% year-over-year. Total Q2 revenue increased 11.6% year-over-year on a constant currency basis.

•	Domestic Q2 revenue of $50.8 million, up 12.2% year-over-year, comprised of:

◦	U.S. Complex Spine growth of 9.7% year-over-year

◦	U.S. Minimally Invasive Surgery (MIS) growth of 25.4% year-over-year

◦	U.S. Degenerative growth of 9.9% year-over-year.

•	International Q2 revenue of $14.9 million, up 6.6% year-over-year, or 9.3% on a constant currency basis.

•	Net loss of $9.1 million for the three months ended June 30, 2017, compared to a net loss of $11.1 million in the comparable period last year.

•	Adjusted EBITDA of $0.6 million for the three months ended June 30, 2017, compared to Adjusted EBITDA loss of $0.3 million in the comparable period last year.

Recent Product Introductions:

•
On May 25, 2017, the Company announced the launch of the MESA 2 Cricket™, an enhancement to the Company's innovative MESA® 2 Deformity Spinal System. The MESA 2 Cricket provides surgeons the ability to efficiently complete challenging correction maneuvers in all three anatomical planes, with the goal of achieving three-dimensional balance in patients with complex spinal deformities.

•
On June 20, 2017, the Company announced the introduction of the SAHARA® AL Expandable Stabilization System, the Company's first expandable offering within its interbody portfolio. SAHARA AL is the only lordotic expandable interbody device with integrated screw fixation on the market to help achieve spinal balance.

•
On June 22, 2017, the Company announced that its MOJAVE™ PL 3D Expandable Interbody System received 510(k) clearance from the U.S. Food & Drug Administration (FDA). MOJAVE PL 3D is a first-to-market, 3D-printed, FDA-cleared expandable posterior-lumbar (PL) interbody system that features K2M's Lamellar 3D Titanium Technology™.

•
On July 6, 2017, the Company announced that its NILE® Proximal Fixation Spinal System, a spinal system specifically designed for proximal construct augmentation, received 510(k) clearance from the FDA and a CE Mark. NILE Proximal Fixation addresses complex spinal deformity cases and consists of bands and connectors that may be used in conjunction with spinal rod constructs for attachment to the posterior vertebral structures at the proximal end of the construct.

Recent Strategic Highlights:

•
On April 6, 2017, K2M and LifeHealthcare Group Limited announced a new distribution agreement for K2M's innovative spinal technologies in Australia and New Zealand (ANZ). The K2M/LifeHealthcare distribution partnership dates back to 2010 and has yielded strong growth and a significant spine market position in ANZ. Looking to build on this success, K2M and LifeHealthcare entered into a new five-year agreement with the shared goal of establishing a number one spine market position in ANZ.

•
On April 21, 2017, K2M received key product registrations in Japan from the Pharmaceuticals and Medical Devices Agency (PMDA), which are now under its control, including the MESA and EVEREST® product lines.

•
On May 1, 2017, the Company announced that they hosted more than 100 international spine surgeons from 22 countries for its annual Meeting of Minds™ in Lisbon, Portugal, from April 28-29, 2017. Meeting of Minds is a premier, world-class curriculum in the latest approaches and techniques for the operative treatment of spinal disorders. The Company also demonstrated its Balance ACS™ (or BACS™) platform, which applies three-dimensional solutions across the entire clinical care continuum to help drive quality outcomes in spine patients.

•
On May 3, 2017, the Company announced participation at the 2017 combined meeting of The European Pediatric Orthopaedic Society and The Pediatric Orthopaedic Society of North America (EPOSNA) from May 3-6 in Barcelona, Spain. The Company showcased the Balance ACS and Three-Dimensional Total Body Balance and hosted a clinical symposium in 3D spinal solutions.

•
On July 10, 2017, the Company announced the signing of a new, long-term, exclusive agreement with Mitsubishi Corporation subsidiary Japan Medicalnext Co., Ltd., a wholly-owned entity of MC Healthcare, Inc. and a prominent supplier of medical devices in Japan, for the distribution of K2M's innovative spinal technologies. Pursuant to the agreement, Japan Medicalnext is the exclusive distributor of K2M's spine products in Japan. The terms of the agreement include a long-term partnership of up to seven years. With more than 250 employees-including 50 orthopedic sales professionals-in seven offices located throughout the country, Japan Medicalnext has significant experience in medical device distribution, including the Japanese spinal surgery market.

“Our second quarter product launches and strategic accomplishments reflect continued progress toward our strategic goals of introducing innovative spine surgery technologies, expanding our selling presence and improving our selling productivity which, together, help K2M to increase our share of the global spine market,” said President and Chief Executive Officer, Eric Major. “Revenue growth in the second quarter was driven by double-digit growth in the U.S. and high single-digit constant currency growth outside the U.S. During the quarter, we also made progress toward achieving profitability, generating $0.6 million in Adjusted EBITDA, compared to an Adjusted EBITDA loss of $0.3 million last year. We have reaffirmed our full year financial outlook-including constant currency revenue growth of 12%-15% year-over-year and Adjusted EBITDA of $6 million to $10 million-and continue to expect improving results over the balance of 2017.”

Second Quarter 2017 Financial Results

	Three Months Ended June 30,		Increase / Decrease
($, thousands)	2017	2016	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$50,775	$45,238	$5,537	12.2%	12.2%
International	14,917	13,989	928	6.6%	9.3%
Total Revenue	$65,692	$59,227	$6,465	10.9%	11.6%

Total revenue for the second quarter of 2017 increased $6.5 million, or 10.9%, to $65.7 million, compared to $59.2 million for the second quarter of 2016. Total revenue increased 11.6% year-over-year on a constant currency basis. The increase in revenue was primarily driven by greater sales volume from primarily domestic new surgeon users and newer product offerings, offset primarily by customer declines and lower sales in certain international direct markets as compared to last year.

Revenue in the United States increased $5.5 million, or 12.2% year-over-year, to $50.8 million, and international revenue increased $0.9 million, or 6.6% year-over-year, to $14.9 million. Second quarter 2017 international revenue increased 9.3% year-over-year on a constant currency basis. Foreign currency exchange impacted second quarter international revenue by approximately $0.3 million, representing approximately 265 basis points of 2017 international growth year-over-year.

The following table represents domestic revenue by procedure category.

	Three Months Ended June 30,		Increase / Decrease
($, thousands)	2017	2016	$ Change	% Change
Complex Spine	$20,342	$18,535	$1,807	9.7%
Minimally Invasive	8,785	7,005	1,780	25.4%
Degenerative	21,648	19,698	1,950	9.9%
U.S Revenue	$50,775	$45,238	$5,537	12.2%

By procedure category, U.S. revenue in the Company’s complex spine, MIS and degenerative categories represented 40.1%, 17.3% and 42.6% of U.S. revenue, respectively, for the three months ended June 30, 2017.

Gross profit for the second quarter of 2017 increased 9.0% to $43.2 million, compared to $39.6 million for the second quarter of 2016. Gross margin was 65.7% for the second quarter of 2017, compared to 66.9% for the prior year period. Gross profit includes amortization expense on investments in surgical instruments of $3.6 million, or 5.5% of sales, for the three months ended June 30, 2017, compared to $3.4 million, or 5.8% of sales, for the comparable period last year.

Operating expenses for the second quarter of 2017 increased $2.4 million, or 4.9%, to $51.3 million, compared to $48.9 million for the second quarter of 2016. The increase in operating expenses was driven primarily by a $2.2 million increase in sales and marketing expenses, compared to the comparable period last year.
Loss from operations for the second quarter of 2017 improved $1.1 million, to $8.2 million, compared to a loss from operations of $9.3 million for the comparable period last year. Loss from operations included intangible amortization of $2.4 million and $2.6 million for the second quarters of 2017 and 2016, respectively.

Total other expenses for the second quarter of 2017 decreased $0.8 million to $0.9 million, compared to $1.7 million last year. The decrease in other expense, net, was primarily attributable to an increase of $1.8 million in unrealized gains from foreign currency remeasurement on intercompany payable balances, partially offset by an increase in interest expense of $1.0 million from the Convertible Senior Notes issued in August 2016.
Net loss for the second quarter of 2017 was $9.1 million, or $(0.21) per diluted share, compared to a loss of $11.1 million, or $(0.27) per diluted share, for the second quarter of 2016.

Six-Months 2017 Financial Results

	Six Months Ended June 30,		Increase / Decrease
($, thousands)	2017	2016	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$96,982	$87,431	$9,551	10.9%	10.9%
International	30,595	28,102	2,493	8.9%	11.8%
Total Revenue	$127,577	$115,533	$12,044	10.4%	11.1%

For the six months ended June 30, 2017, total revenue increased $12.1 million, or 10.4%, to $127.6 million, compared to $115.5 million for the six months ended June 30, 2016. Total revenue increased 11.1% year-over-year on a constant currency basis. U.S. revenue increased $9.6 million, or 10.9%, to $97.0 million for the first six months of 2017, compared to $87.4 million last year. International revenue increased $2.5 million, or 8.9%, to $30.6 million for the first six months of 2017, compared to $28.1 million last year. International revenue increased 11.8% year-over-year on a constant currency basis.

	Six Months Ended June 30,		Increase / Decrease
($, thousands)	2017	2016	$ Change	% Change
Complex Spine	$37,478	$34,465	$3,013	8.7%
Minimally Invasive	16,657	13,886	2,771	20.0%
Degenerative	42,847	39,080	3,767	9.6%
U.S Revenue	$96,982	$87,431	$9,551	10.9%

Sales in our complex spine, MIS and degenerative categories represented 38.6%, 17.2% and 44.2% of U.S. revenue, respectively, for the first six months of 2017.

As of June 30, 2017, we had cash and cash equivalents of $36.5 million as compared to $45.5 million as of December 31, 2016. We had working capital of $111.3 million as of June 30, 2017 as compared to $115.9 million as of December 31, 2016.

At June 30, 2017, outstanding long-term indebtedness included the carrying value of the Convertible Senior Notes of $38.0 million and the capital lease obligation of $34.4 million. The Company had no borrowings outstanding on the revolving credit facility as of June 30, 2017.

2017 Outlook

The Company is reaffirming its fiscal year 2017 guidance expectations. The Company continues to expect:

•
Total revenue on an as reported basis in the range of $263.0 million to $270.0 million, representing growth of 11% to 14% year-over-year, compared to total revenue of $236.6 million in fiscal year 2016.

•	Total revenue on a constant currency basis is expected to increase 12% to 15% year-over-year in 2017.

•	The Company continues to expect mid-teens growth in its U.S. business in 2017.

•	The Company now expects mid-single-digit growth in its International business in 2017, compared to an expectation of low single-digit growth previously.

•	Total net loss of approximately $34.0 million to $31.0 million, compared to a total net loss of $41.7 million in fiscal year 2016.

•	Adjusted EBITDA in a range of $6.0 million to $10.0 million, compared to Adjusted EBITDA of $0.6 million in fiscal year 2016.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on August 1st to discuss the results of the second quarter, and to host a question and answer session. Those who would like to participate may dial 888-505-4378 (719-457-1513 for international callers) and provide access code 1117408 approximately 10 minutes prior to the start of the call. A live webcast of the call will also be provided on the investor relations section of the Company's website at http://Investors.K2M.com/.

For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 1117408. The webcast will be archived on the investor relations section of the Company's website.

About K2M Group Holdings, Inc.

K2M Group Holdings, Inc. is a global leader of complex spine and minimally invasive solutions focused on achieving three-dimensional Total Body Balance. Since its inception, K2M has designed, developed, and commercialized innovative complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat some of the most complicated spinal pathologies. K2M has leveraged these core competencies into Balance ACS, a platform of products, services, and research to help surgeons achieve three-dimensional spinal balance across the axial, coronal, and sagittal planes, with the goal of supporting the full continuum of care to facilitate quality patient outcomes. The Balance ACS platform, in combination with the Company's technologies, techniques, and leadership in the 3D-printing of spinal devices, enable K2M to compete favorably in the global spinal surgery market. For more information, visit www.K2M.com and connect with us on Facebook, Twitter, Instagram, LinkedIn, and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements that reflect current views with respect to, among other things, operations and financial performance. Forward-looking statements include all statements that are not historical facts such as our statements about our expected financial results and guidance and our expectations for future business prospects. In some cases, you can identify these forward-looking statements by the use of words such as, “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among other things: our ability to achieve or sustain profitability in the future; our ability to demonstrate to spine surgeons the merits of our products; pricing pressures and our ability to compete effectively generally; collaboration and consolidation in hospital purchasing; inadequate coverage and reimbursement for our products from third-party payors; lack of long-term clinical data supporting the safety and efficacy of our products; dependence on a limited number of third-party suppliers; our ability to maintain and expand our network of direct sales employees, independent sales agencies and international distributors and their level of sales or distribution activity with respect to our products; proliferation of physician-owned distributorships in the industry; decline in the sale of certain key products; loss of key personnel; our ability to enhance our product offerings through research and development; our ability to manage expected growth; our ability to successfully acquire or invest in new or complementary businesses, products or technologies; our ability to educate surgeons on the safe and appropriate use of our products; costs associated with high levels of inventory; impairment of our goodwill and intangible assets; disruptions in our main facility or information technology systems; our ability to ship a sufficient number of our products to meet demand; our ability to strengthen our brand; fluctuations in insurance cost and availability; our ability to comply with extensive governmental regulation within the United States and foreign jurisdictions; our ability to maintain or obtain regulatory approvals and clearances within the United States and foreign jurisdictions; voluntary corrective actions by us or our distribution or other business partners or agency enforcement actions; recalls or serious safety issues with our products; enforcement actions by regulatory agencies for improper marketing or promotion; misuse or off-label use of our products; delays or failures in clinical trials and results of clinical trials; legal restrictions on our procurement, use, processing, manufacturing or distribution of allograft bone tissue; negative publicity concerning methods of tissue recovery and screening of donor tissue; costs and liabilities relating to environmental laws and regulations; our failure or the failure of our agents to comply with fraud and abuse laws; U.S. legislative or Food and Drug Administration regulatory reforms; adverse effects of medical device tax provisions; potential tax changes in jurisdictions in which we conduct business; our ability to generate significant sales; potential fluctuations in sales volumes and our results of operations over the course of the year; uncertainty in future capital needs and availability of capital to meet our needs; our level of indebtedness and the availability of borrowings under our credit facility; restrictive covenants and the impact of other provisions in the indenture governing our convertible senior notes and our credit facility; continuing worldwide economic instability; our ability to protect our intellectual property rights; patent litigation and product liability lawsuits; damages relating to trade secrets or non-competition or non-solicitation agreements; risks associated with operating internationally; fluctuations in foreign currency exchange rates; our ability to comply with the Foreign Corrupt Practices Act and similar laws; our ability to implement and maintain effective internal control over financial reporting; potential volatility in our stock due; our lack of current plans to pay cash dividends; our ability to take advantage of certain reduced disclosure requirements and exemptions as a result of being an emerging growth company; increased costs and additional regulations and requirements as a result of no longer qualifying as an emerging growth company as of December 31, 2017; potential dilution by the future issuances of additional common stock in connection with our incentive plans, acquisitions or otherwise; anti-takeover provisions in our organizational documents and our ability to issue preferred stock without shareholder approval; potential limits on our ability to use our net operating loss carryforwards; and other risks and uncertainties, including those described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and our filings with the SEC.

We operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Unless specifically stated otherwise, our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make.

Investor Contact:
Westwicke Partners on behalf of K2M Group Holdings, Inc.
Mike Piccinino, CFA
443-213-0500
K2M@westwicke.com

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	June 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$36,546	$45,511
Accounts receivable, net	50,092	46,430
Inventory, net	66,751	61,897
Prepaid expenses and other current assets	7,039	6,147
Total current assets	160,428	159,985
Property, plant and equipment, net	50,938	50,714
Goodwill	121,814	121,814
Intangible assets, net	18,076	22,758
Other assets, net	30,725	28,254
Total assets	$381,981	$383,525

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities under capital lease obligation	$1,046	$973
Accounts payable	21,708	15,367
Accrued expenses	16,339	15,673
Accrued payroll liabilities	10,001	12,068
Total current liabilities	49,094	44,081
Convertible senior notes	38,003	36,894
Capital lease obligation, net of current maturities	34,392	34,933
Deferred income taxes, net	5,017	5,017
Other liabilities	1,069	1,032
Total liabilities	127,575	121,957

Stockholders’ equity:
Common stock, $0.001 par value, 750,000,000 shares authorized; 43,277,400 and 42,291,352 shares issued and 43,268,789 and 42,282,741 shares outstanding, respectively	43	42
Additional paid-in capital	485,713	474,512
Accumulated deficit	(231,013)	(211,081)
Accumulated other comprehensive loss	(203)	(1,771)
Treasury stock, at cost, 8,611 and 8,611 shares, respectively	(134)	(134)
Total stockholders’ equity	254,406	261,568
Total liabilities and stockholders’ equity	$381,981	$383,525

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$65,692	$59,227	$127,577	$115,533
Cost of revenue	22,522	19,631	44,001	39,235
Gross profit	43,170	39,596	83,576	76,298
Operating expenses:
Research and development	5,560	5,762	10,810	10,790
Sales and marketing	31,242	28,993	61,716	56,748
General and administrative	14,524	14,183	28,278	28,031
Total operating expenses	51,326	48,938	100,804	95,569
Loss from operations	(8,156)	(9,342)	(17,228)	(19,271)
Other expense, net:
Foreign currency transaction (loss) gain	874	(972)	847	(552)
Interest expense	(1,731)	(735)	(3,463)	(1,386)
Total other expense, net	(857)	(1,707)	(2,616)	(1,938)
Loss before income taxes	(9,013)	(11,049)	(19,844)	(21,209)
Income tax expense	46	49	88	74
Net loss	(9,059)	(11,098)	(19,932)	(21,283)
Basic and diluted	$(0.21)	$(0.27)	$(0.47)	$(0.51)
Weighted average shares outstanding:
Basic and diluted	42,641,585	41,622,027	42,434,311	41,487,575

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Six Months Ended June 30,
	2017	2016
Operating activities
Net loss	$(19,932)	$(21,283)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	14,614	14,037
Provision for inventory reserves	2,192	1,876
Provision for allowance for doubtful accounts	50	(29)
Stock-based compensation expense	2,880	3,855
Accretion of discounts and amortization of issuance costs of convertible senior notes	1,109	—
Other	3	—
Changes in operating assets and liabilities:
Accounts receivable	(2,924)	(7,733)
Inventory	(3,523)	(7,254)
Prepaid expenses and other assets	(5,583)	(5,796)
Accounts payable, accrued expenses, and accrued payroll liabilities	2,929	6,270
Net cash used in operating activities	(8,185)	(16,057)
Investing activities
Purchase of surgical instruments	(6,442)	(7,812)
Purchase of property, plant and equipment	(2,571)	(14,275)
Changes in cash restricted for leasehold improvements	61	4,449
Purchase of intangible assets	(50)	(1,282)
Net cash used in investing activities	(9,002)	(18,920)
Financing activities
Borrowings on bank line of credit	—	19,500
Principal payments under capital lease	(469)	—
Issuances and exercise of stock-based compensation benefit plans, net of income tax	8,322	876
Net cash provided by financing activities	7,853	20,376
Effect of exchange rate changes on cash and cash equivalents	369	(209)
Net decrease in cash and cash equivalents	(8,965)	(14,810)
Cash and cash equivalents at beginning of period	45,511	34,646
Cash and cash equivalents at end of period	$36,546	$19,836

Significant non-cash investing activities
Leasehold improvements under capital lease	$—	$2,603
Additions to property, plant and equipment	$500	—

Cash paid for:
Income taxes	$131	$175
Interest	$1,124	$171

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In Thousands)

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of revenue in constant currency, Adjusted Gross Profit, and Adjusted EBITDA.

The Company presents these non-GAAP measures because it believes these measures are useful indicators of the Company’s operating performance.  Management uses these non-GAAP measures principally as a measure of the Company's operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The Company also believes that these measures are useful to its management and investors as a measure of comparative operating performance from period to period.

Constant currency information compares results between periods as if exchange rates had remained constant period-to-period.  We calculate constant currency by converting the prior-year results using current-year foreign currency exchange rates.

Adjusted Gross Profit represents Gross Profit less amortization expense of surgical instruments.  The Company presented Adjusted Gross Profit because it believes it is a useful measure of the Company's gross profit and operating performance because the measure is not burdened by the timing impact of instrument purchases and related amortization.

Adjusted EBITDA represents net loss plus interest expense, income tax expense, depreciation and amortization, stock-based compensation expense and foreign currency transaction (gain) loss.

The Company presents Adjusted EBITDA because it believes it is a useful indicator of the Company’s operating performance.  Management uses Adjusted EBITDA principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items.  In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future.  Adjusted EBITDA contains certain other limitations, including the failure to reflect the Company’s cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized.  In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation.  The Company’s presentation of Adjusted EBITDA should not be construed to imply that the Company’s future results will be unaffected by any such adjustments.  Management compensates for these limitations by primarily relying on its GAAP results in addition to using Adjusted EBITDA supplementally.  The Company’s definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table presents reconciliations of gross profit to adjusted gross profit and net loss to Adjusted EBITDA for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Reconciliation from Gross Profit to Adjusted Gross Profit
Gross profit	$43,170	$39,596	$83,576	$76,298
Surgical instrument amortization	3,605	3,425	7,069	6,697
Adjusted gross profit (a Non-GAAP Measure)	$46,775	$43,021	$90,645	$82,995

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Reconciliations from Net Loss to Adjusted EBITDA
Net loss	$(9,059)	$(11,098)	$(19,932)	$(21,283)
Interest expense	1,731	735	3,463	1,386
Income tax expense	46	49	88	74
Depreciation and amortization	7,419	7,294	14,614	14,037
Stock-based compensation expense	1,339	1,749	2,880	3,855
Foreign currency transaction (gain) loss	(874)	972	(847)	552
Adjusted EBITDA (a Non-GAAP Measure)	$602	$(299)	$266	$(1,379)

The following table presents a reconciliation of net loss to Adjusted EBITDA for our 2017 guidance:

Year Ended December 31,
2017
Net loss	$(32,450)
Interest expense	6,700
Income tax expense	100
Depreciation and amortization	27,500
Stock-based compensation expense	6,150
Foreign currency transaction loss	—
Adjusted EBITDA	$8,000
The reconciliation assumes the mid-point of the Adjusted EBITDA range and the mid-point of each component of the reconciliation, corresponding to guidance of $6.0 million to $10.0 million for 2017.